Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Leap Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	162,677,093	(3)	$0.66	$107,366,881.38	$0.0001102 per $1,000,000	$11,831.83
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	147,073,093	(3)	$0.37	$54,417,044.41		$5,996.76
	Total Offering Amounts						$107,366,881.38		$11,831.83
	Total Fees Previously Paid								$5,996.76
	Total Fee Offsets								-
	Net Fee Due								$5,835.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities to be offered or issued resulting from stock splits, stock dividends, and similar events.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 7, 2023.

(3)	Consists of (i) 6,191,782 shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”), that are outstanding and held by certain of the selling stockholders and (ii) the following additional shares Common Stock issued or issuable by the Registrant to certain of the selling stockholders in connection with its acquisition of Flame Bioscience, Inc. (“Flame”) on January 17, 2023 pursuant to a merger transaction that was structured as a private placement (the “Flame Acquisition Transaction”): (1) 19,729,010 outstanding shares of Common Stock that were issued by the Registrant pursuant to the Flame Acquisition Transaction; (2) 65,301 shares of Common Stock issuable upon exercise of outstanding warrants that were assumed by the Registrant pursuant to the Flame Acquisition Transaction; (3) 120,644,000 shares of Common Stock issuable upon conversion of 120,644 outstanding shares of the Registrant’s Series X Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series X Preferred Stock”), that were issued by the Registrant pursuant to the Flame Acquisition Transaction; and (4) 443,000 shares of Common Stock issuable upon (a) conversion of 443 shares of our Series X Non-Voting Convertible Preferred Stock that may be issued upon exercise of outstanding warrants that were assumed by us pursuant to the Flame Acquisition Transaction and that are currently exercisable for 443 shares of our Series X Non-Voting Convertible Preferred Stock or (b) exercise of such outstanding warrants that are currently exercisable for 443 shares of our Series X Non-Voting Convertible Preferred Stock at any time after such outstanding warrants are automatically adjusted to become exercisable for up to 443,000 shares of our common stock upon conversion of the outstanding shares of our Series X Non-Voting Convertible Preferred Stock into shares of Common Stock.